Exhibit 10.11

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), dated August 8, 2022, is entered into by and between Chris Pento (“Employee”) and Clear Street Management LLC, a Delaware limited liability company (the “Company”), and amends and restates that certain Employment Agreement, dated June 18, 2018, between Employee and the Company (f/k/a Summit Management, LLC) (the “Original Agreement”).

The Company desires to continue to employ the Employee on a full-time basis, at-will, and Employee desires to accept such employment subject to the terms and conditions set forth in this Agreement, which amends and restates the Original Agreement in its entirety; therefore, in consideration of the mutual agreements and covenants set forth herein, the parties agree as follows:

1.	Commencement Date. This Agreement shall be effective as of August 8, 2022 (the “Commencement Date”).

2.	Title and Duties; Location; Supervisor.

2.1.

Employee will serve as an Officer of the Company and as Chief Executive Officer of Clear Street Group Inc., Clear Street Holdings LLC and Clear Street LLC, each an affiliate of the Company, and will have duties and responsibilities typically associated with such titles, together with such other duties and responsibilities consistent with the position as reasonably assigned to Employee from time to time by the board of directors of Clear Street Group Inc. The Employee may be assigned to perform additional services for wholly owned entities or affiliates of the Company and such assignment will be consistent with the Employee’s title, duties and responsibilities as mentioned above.

2.2.	Employee will be employed at the Company’s offices located in New York, NY or such other locations as the Company may reasonably designate.

3.	Conduct During Employment.

3.1.

Employee shall comply fully with all reasonable policies and procedures of the Company, or its relevant wholly owned entity or affiliate, in effect as the same now exist or may be hereafter implemented from time to time, including, but not limited to, all terms and conditions set forth in the Company’s handbook, compliance manual and any other memoranda or communication applicable to Employee pertaining to policies, procedures, rules and regulations as the same may be in effect from time to time. Failure to comply with such policies and procedures shall be grounds for disciplinary action by the Company, up to and including termination.

3.2.	Employee shall observe and comply with all applicable laws, rules, and regulations imposed by any governmental or self-regulatory organization as may be in effect from time to time.

3.3.

Employee shall not trade any Company strategies in Employee’s personal trading accounts and shall provide the Company on a monthly basis with statements of all securities accounts in which the Employee has a personal or financial interest (or otherwise controlled by the Employee, including relatives residing with the Employee or supported by the Employee).

150 Greenwich Street, 45th floor, New York, NY 10007

Clear Street Management LLC

3.4.

Employee shall remain loyal to the Company at all times, avoid conflicts of interest and promptly inform the Company of related business opportunities offered to Employee, whether in her/his capacity as an employee of the Company or otherwise and whether offered to Employee as an individual or on behalf of the Company, in the field of securities trading.

4.

Exclusivity. The Employee shall: (i) devote Employee’s full business time, attention, skill and best efforts to the performance of Employee’s duties; (ii) not engage in or prepare to engage in any business activity as an individual or with any other person, firm, corporation or business other than on the Company’s behalf, except with the express prior written consent of the Company; (iii) not engage in any activity that could create a conflict of interest between Employee and the Company or any of its affiliates and (iv) have no interest or affiliation directly or indirectly in any other person, firm, corporation or business whose business is related to or competitive with the business of the Company, except with the express prior written consent of the Company; provided, however, Employee may own, directly or indirectly, solely as a passive investment, any securities if Employee (a) is not a controlling person of, or a member of a group which controls, such entity and (b) does not, directly or indirectly, own three percent or more of any class of securities of such entity.

5.	Compensation.

5.1.

Base Salary. The annual base salary to be paid to Employee shall be $350,000, payable in equal semi-monthly installments in accordance with the Company’s regular payroll practices. All compensation will be subject to customary withholding tax and other employment taxes and deductions as required by law.

5.2.

Performance Bonus. Employee shall be eligible to receive an annual discretionary performance bonus, payable in a manner consistent with the Company’s practices and procedures (“Performance Bonus”). The amount of the Performance Bonus, if any, will be decided by the Company in its sole discretion and will be paid not later than March 15 following the calendar year for which the Performance Bonus has been attributed, if at all. A Performance Bonus, if awarded, will be based on factors determined by the Company, at its sole and absolute discretion, which may include, but are not limited to Employee’s performance and the performance of the Company. In no event shall Employee earn or have any entitlement to a Performance Bonus until it is paid. Employee will not be eligible to receive any Performance Bonus if the Employee’s employment has been terminated for any reason, if the Employee provided notice of resignation or if the Employee received notice of termination, prior to the Performance Bonus payment date.

5.3.

Restricted Stock Unit Award. Following the Commencement Date, subject to the approval of the Board of Directors of Clear Street Group Inc. (“Clear Street”) and the Employee’s execution of Clear Street’s standard-form Restricted Stock Unit Issuance Agreement, which will be executed digitally through Carta, Clear Street’s transfer agent and digital capitalization table management software (the “Issuance Agreement”), Employee will be eligible to be awarded 1,567,852 Restricted Stock Units of Clear Street Group Inc. (the “RSUs”). All of the RSUs will be unvested as of the date of grant and shall vest in accordance with the Issuance Agreement, which shall reflect pro rata monthly vesting over a three-year period beginning on May 15, 2022 (the “Grant Date”). In addition, the time-vesting component of the RSUs shall accelerate upon a Change of Control (as defined below) of Clear Street. Notwithstanding anything in this Agreement to the contrary: (i) the RSUs will be issued to Employee subject to all of the provisions of the Issuance Agreement (with any conflicts with this Agreement being resolved in favor of the terms of the Issuance Agreement); and (ii) Employee will have no entitlement to receive the RSUs until (A) the grant of the RSUs have been approved by the Board of Directors of Clear Street Group Inc.; and (B) Employee and Clear Street Group Inc. have executed the Issuance Agreement. For these purposes, “Change of Control” means a change in ownership or control of Clear Street effected through any of the following transactions: (x) a merger, consolidation or other reorganization approved by Clear Street’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned Clear Street’s outstanding voting securities immediately prior to such transaction; (y) a stockholder-approved sale, transfer or other disposition of all or substantially all of Clear Street’s assets in liquidation or dissolution of Clear Street; or (z) the acquisition, directly or indirectly by any person or related group of persons (other than Clear Street or a person that directly or indirectly controls, is controlled by, or is under common control with, Clear Street, it being understood that this carve-out shall apply to, without limitation, affiliates of Uriel Cohen and/or Clear Street Holdings USVI Inc.), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of Clear Street’s outstanding securities or Clear Street Holdings LLC’s outstanding securities.

6.

Benefits. Employee will be provided benefits, including vacation days, as specified in the Company’s employee handbook. In addition, the Company shall pay or reimburse Employee (in Employee’s discretion) for a gym membership and up to $15,000 per month for transportation and/or an apartment in the New York metropolitan area for as long as Employee remains employed by the Company.

7.	Business Expenses. The Company shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee as detailed in the Company’s Travel and Expense Reimbursement Policy.

8.	Representations and Warranties. By signing this agreement, Employee warrants and represents the following:

8.1.

If applicable, Employee has or will obtain all governmental, regulatory and exchange licenses, registrations and approvals required by law and as may be necessary to perform Employee’s obligations under this Agreement and duties as an employee of the Company and shall maintain all such licenses in good standing at all times during the course of employment with the Company.

8.2.	Employee is free from all contractual obligations or other possible restrictions preventing Employee from entering into this Agreement.

8.3.

Employee shall not disclose to the Company, or use for the Company’s benefit, or induce the Company to use, any trade secrets, proprietary information, confidential information, intellectual property, or other property that belongs to any former employer of Employee or any other third party.

9.

Regulatory Requirements. If applicable, Employee shall be required to meet and maintain certain registration and qualification requirements as established or determined by the Company and/or as prescribed by applicable regulation from time to time. These registrations and qualifications must be current at all times and failure to meet or maintain these registrations or qualifications may result in immediate suspension or termination. These registration and qualification requirements are subject to change at any time but currently may include: (i) registering as an Associated Person of the Company and completing all required documentation including but not limited to: Form U-4, fingerprint cards, and background review releases; (ii) providing proof of prior experience and holding valid securities registrations required for Employee’s position; (iii) completing all compliance attestations including the authorization for the submission of outside brokerage statements to the Company; (iv) attending Company in house education seminars as reasonably practicable; (v) successful completion of industry required continuing education; (vi) immediate notification of changes in address, financial status or any events that require amendments to Employee’s Form U-4; and (vii) compliance with all applicable rules, regulations, guidance and compliance and regulatory policies of the Securities and Exchange Commission, the Commodity Futures Trading Commission, and all other applicable (as may be determined by the Company from time to time) self-regulatory organizations, including all required notifications to such entities.

10.

Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation, and Non-Disparagement. By executing this Agreement, the Employee hereby confirms and agrees to comply with the provisions of the Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation, and Non-Disparagement Agreement attached hereto as Exhibit A which the parties entered into contemporaneously herewith.

11.

Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law principles. Any dispute among Employee and the Company which cannot be amicably settled and is a dispute that arises out of the Company’s securities business activities shall be submitted for binding arbitration in accordance with the rules of FINRA. All other disputes which do not arise out of the Company’s securities business activities shall be submitted for binding arbitration administered by the American Arbitration Association (AAA), unless the dispute is required to be submitted to FINRA. Arbitration shall be the exclusive dispute resolution process, although, this shall in no way limit the company from obtaining immediate injunctive relief pursuant to the Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation and Non-Disparagement Agreement. Nor does this Section limit Employee’s ability to file any regulatory charge against the Company. Any party may commence arbitration by sending a written demand for arbitration to the other parties. Such demand shall set forth the nature of the matter to be resolved by arbitration. The parties shall share equally all costs of arbitration. All decisions of the arbitrator shall be final, binding, and conclusive on all parties. Judgment may be entered upon any such decision in accordance with applicable law in any court having jurisdiction thereof.

12.	Termination.

12.1.

Employment At-Will. Employee’s employment with the Company is on an at-will basis, as defined by applicable law, meaning that the Company will be free to terminate Employee’s employment at any time, with or without cause and that Employee will be free to resign from her/his employment with the Company at any time subject to Employee’s prior notice as detailed in Section 12.3.

12.2.

Further Payment. Except as otherwise specified in Exhibit A and as set forth in Section 12.3 below, upon termination of employment for any reason no further payments by the Company to Employee will be due other than accrued but unpaid base salary through the applicable date of termination and any other accrued benefits to which Employee may be entitled.

12.3.	Resignation Notice. The Company requests that Employee provide at least 60 days’ prior written notice of resignation to the Company. Vacation days shall not be counted towards days of prior notice.

13.

Indemnification. The Company will indemnify Employee against any actual or threatened action, suit or proceeding against Employee, whether civil, criminal, administrative or investigative, arising by reason of Employee’s status as a director, officer, employee and/or agent of the Company or any of its affiliates during Employee’s employment. In addition, to the extent permitted by law, the Company will advance or reimburse any expenses, including reasonable attorney’s fees, Employee incurs in investigating and defending any actual or threatened action, suit or proceeding for which the Employee may be entitled to indemnification under this Section 13. In the event the Company shall be obligated under this Section 13 to provide indemnification or make any advance reimbursement or expense payments, the Company, at its discretion, shall be entitled to assume the defense of such proceeding, with counsel selected by the Company, upon the delivery to Employee of written notice of its election so to do.

14.	Miscellaneous Provisions.

14.1.

Taxes. The Company may withhold from any payments made under this Agreement amounts as shall be required by law, as reasonably determined by the Company. Employee acknowledges and represents that the Company has not provided any tax advice in connection with this Agreement and that Employee has been advised by the Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments and benefits that may be made to Employee pursuant to this Agreement.

14.2.

Non-Disclosure. Employee agrees to keep the contents, terms and conditions of this Agreement confidential; provided, however that Employee may disclose this Agreement to Employee’s spouse, attorneys, and accountants, or pursuant to subpoena or court order, or as otherwise allowed or required by law, in each case after notifying such person of the restrictions in this Section. Any breach of this non-disclosure paragraph is a material breach of this Agreement.

14.3.

Entire Agreement. This Agreement, together with its exhibits (including the Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation and Non-Disparagement Agreement), forms the complete and exclusive statement of the terms and conditions of Employee’s employment with the Company. It supersedes the Original Agreement and any other representations or promises made to Employee by anyone, whether oral or written, and it can only be modified in a written agreement signed by an authorized officer of the Company. For the avoidance of doubt, this Agreement does not amend that certain Class B Contribution and Member Agreement, dated as of December 31, 2020, by and between Employee and Clear Street Members LLC and acknowledged and agreed to by Clear Street Holdings LLC.

14.4.

Notices. All notices and other communications required or permitted under this Agreement shall be delivered personally, via electronic mail, via certified or registered mail (return receipt requested) or next day express mail or overnight, nationally recognized courier service (postage prepaid with proof of receipt). Any such notice shall be deemed given (i) when delivered if delivered personally or via electronic mail, (ii) the day after deposit with the express or courier service when sent by next day express mail or overnight courier, or (iii) three (3) days after deposit with the postal service when sent by certified or registered mail.

14.5.

Waiver of Jury Trial. It is mutually agreed by and between the Company and Employee that, to the maximum extent permissible under applicable law, they shall, and they hereby do, waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of, or in any way connected with, this Agreement and Employee’s employment with the Company.

14.6.

Assignment; Benefit. The Company shall have the right to assign this Agreement and all or any part of its rights and obligations under this Agreement to any subsidiary, holding company or affiliate of the Company or any surviving entity following any merger, reorganization or consolidation of any of those entities with any entity other than the Company. This Agreement is personal and may not be assigned by Employee; provided, however, that if Employee dies, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

14.7.

Survival. The provisions of this Agreement together with its exhibits (including the Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation and Non-Disparagement Agreement) shall survive any termination of Employee’s employment to the extent necessary to give effect thereto.

14.8.	Amendments and Modification. Modifications and amendments to the terms of this Agreement may be made from time to time, subject to a written agreement between Employee and the Company.

14.9.

Headings. The section headings herein are inserted for the convenience of the parties only and are not to be construed as part of the terms of this Agreement or to be taken into account in the construction or interpretation of this Agreement.

14.10.

Severability. If any provision of this Agreement is, or is held to be, inconsistent with or unenforceable under any law or regulation, such provision shall be deemed rescinded or modified in accordance with such law or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

14.11.

Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be made by actual or electronic signature in conformity with the U.S. federal ESIGN Act of 2000 (e.g., Adobe Sign, DocuSign, HelloSign), which shall be accepted as if they were original execution signatures. The parties further agree that an electronic signature on any contract, certificate or other document delivered to the other party shall constitute a true and original signature of the party delivering the electronic signature.

14.12.

Non-Waiver. The failure of either party, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under applicable law shall not constitute a waiver of the same or any other right, power, or privilege in any other instance. Any waiver by the Company or by Employee must be in writing.

14.13.

Independent Legal Advice. By signing below, Employee expressly acknowledges that Employee has had the opportunity to obtain independent legal advice about this Agreement prior to execution. To the extent that Employee failed to obtain independent legal advice, Employee acknowledges that such failure will not be used as a defense to the enforcement of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have entered into this Amended and Restated Employment Agreement effective as of the date first written above.

CLEAR STREET MANAGEMENT LLC		EMPLOYEE:

By:	/s/ Elli Ausubel	By:	/s/ Chris Pento
	Name: Elli Ausubel Title: Treasurer and Secretary Date: August 8, 2022		Name: Chris Pento Date: August 8, 2022

[Signature page to Amended and Restated Employment Agreement]

Exhibit A

PROPRIETARY INFORMATION, ASSIGNMENT OF INVENTIONS, NON-COMPETITION,

NON-SOLICITATION AND NON-DISPARAGEMENT AGREEMENT

This Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation and Non-Disparagement Agreement (“Agreement”), dated August 8, 2022, is by and between Clear Street Management LLC, a Delaware limited liability company (the “Company”), and Chris Pento (the “Employee”) and amends and restates that certain Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation and Non-Disparagement Agreement, dated as of the date of the Original Agreement by and between the parties hereto.

Terms not defined herein shall have the meaning ascribed to them in the Amended and Restated Employment Agreement to which this Exhibit is attached (“Employment Agreement”). For purposes of any undertaking of the Employee toward the Company herein, the term “Company” shall include any parent company, subsidiaries and affiliates of the Company.

In consideration and as a condition of the Employee’s employment with the Company, the parties hereto agree as follows:

1.	Proprietary Information.

1.1.

Recognition of Company’s Rights. Employee acknowledges that Employee’s employment with the Company creates a relationship of confidence and trust between the Employee and the Company with respect to Proprietary Information (as defined below) of the Company, its subsidiaries, its affiliates, its existing or potential investors or its customers which may be learned by the Employee during the period of Employee’s employment with the Company. Accordingly, Employee acknowledges and agrees that all Proprietary Information and all patents, copyrights, trade secret rights and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company or of any such entity the Company otherwise determines and Employee hereby assigns to the Company any rights Employee may have or acquire in such Proprietary Information and all patents, copyrights, trade secret rights and other rights.

1.2.

Non-disclosure; Protection of Proprietary Information. At all times, both during the Employee’s employment with the Company and after the termination of employment with the Company, the Employee will safeguard and keep in the strictest confidence and trust and will not use, disclose or publish any Proprietary Information or anything relating to it to any unauthorized person or otherwise without the prior written consent of the Company. Employee will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information and will take care to maintain at Employee’s desk only such Proprietary Information as Employee has a current “need to know” in the furtherance of Company’s businesses, and shall take care to shield Proprietary Information from other Company personnel who do not have a “need to know” such information. Employee may not store any Company data, including but not limited to Proprietary Information, on any electronic storage device or service that is not owned by the Company without prior written consent of the Company. Employee may not remove any Company data, including, but not limited to Proprietary Information, from the premises of the Company without prior consent of the Company. Nothing in this Section 1 shall prevent the Employee from utilizing Employee’s professional skill and expertise in any future employment or association, provided such utilization does not involve unauthorized use or disclosure of Proprietary Information as detailed herein or violate the provisions of Section 3 below.

1.3.

“Proprietary Information” is any and all confidential and/or proprietary knowledge, data, trade secret or information of the Company, its affiliates, parents and subsidiaries, whether having existed, now existing or to be developed during the term of the Employee’s employment with the Company. By way of illustration but not limitation, Proprietary Information includes: operations, systems, services, personnel, financial affairs, clients, and counterparties; investment, marketing and trading philosophies, techniques and performance; existing and planned or prospective business development programs, proposals, projects, and plans; trading systems or programs; trading positions and strategies; trading indicators, mathematical approaches, computational algorithms, parameter settings and configurations used to obtain price predictions; trading styles and/or investment strategies; specific assumptions and approximations for estimating the expected return for a given order and simulating order execution; identities and names of existing or potential traders, or existing or potential investors; metrics used for performance analysis and real-time-monitoring of individual sub-strategies, including metrics that create accurate “back-testing” engines; specific portfolio optimization methodology used in running the strategy, including specific design, logic, and software architecture used for fitting models, generating price predictions, translating price predictions into trading decisions, trading strategy back-testing, performance monitoring and analysis; algorithms and approaches used to generate indicators based on exchange book information and combination of different books coming from different trading venues; computer hardware and systems, computer programs, software, software designs and documentations, codes, schematics, know-how and data; strategies, practices, or techniques for market-making, agency trading, order crossing, or customer execution developed or engaged in by the Company or an affiliate thereof; any information relating to the personal affairs or business activities of the partners, managers, members, owners, employees, consultants, suppliers, officers, directors, and investors of the Company or its affiliates; all forms, contracts, agreements (including this Agreement), literature or other documents designed, developed or written by, for, with or on behalf of the Company or its affiliates; Inventions (as defined below), and any other confidential or proprietary information of the Company, its affiliates, its investors or clients which Employee has been, or may be exposed to, or has learned or may learn of from time to time in connection with or as a result of Employee’s capacity as an Employee of the Company.

1.4.

Permitted Disclosures. Notwithstanding the foregoing, Employee may disclose Proprietary Information (1) to the extent required by law or pursuant to subpoenas or other court order or legal process (provided that Employee must apprise the Company of the subpoena, court order or legal process immediately upon learning of the same and give the Company a reasonable opportunity to limit the scope of such required disclosure); (2) to the extent such disclosure is explicitly approved in writing by the

Company; or (3) in furtherance of Employee’s professional duties for the Company. In addition, Employee acknowledges that nothing in this Agreement prohibits Employee from reporting to any governmental authority information concerning possible violations of law or regulation and that Employee may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution, liability, or retaliation, provided Employee does so in compliance with 18 U.S.C. § 1833. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this agreement prohibits Employee from disclosing or discussing Employee’s or other employees’ compensation or working conditions with other employees or with third parties who are not future employers or competitors of the Company, or other information governed by the provisions of applicable state law or the National Labor Relations Act.

1.5.

Third Party Information. Employee acknowledges that the Company has received, and in the future will receive, from the Company’s affiliates, subsidiaries and from third parties confidential and/or proprietary knowledge, data, or information (“Third Party Information”). During the Employee’s employment with the Company and thereafter, Employee shall hold the Third-Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work with the Company) or use, except in connection with the Employee’s employment with the Company, the Third Party Information unless expressly authorized by an officer of the Company or as otherwise required by law.

1.6.

Return of Property. In the event of the termination of Employee’s employment with the Company for any reason, Employee shall immediately return to the Company all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to Employee by the Company or furnished to the Employee by any affiliate or subsidiary of the Company or produced by Employee or others in connection with the Employee’s employment. If requested by the Company, Employee shall provide written confirmation that all such property has been delivered to the Company as provided herein.

1.7.

Duty to Report. Employee further agrees that Employee shall report immediately to the Company’s Chief Executive Officer (i) any and all unauthorized disclosures, revelations or uses of any Proprietary Information by any person or employee of the Company, and (ii) any and all requests made to Employee that Employee disclose, reveal or misuse any Proprietary Information.

1.8.

Term of Proprietary Information Undertaking. Subject to the foregoing, Employee acknowledges and agrees that Proprietary Information and Third Party Information is never to be used or disclosed by the Employee other than as expressly permitted in this Agreement and that this undertaking shall not be limited in time. The Company understands, however, that under the laws of certain states, restrictions on the use or disclosure of Proprietary Information must be of a finite duration. Accordingly, Employee agrees that, should the law of such a state be applied to this Agreement, the restrictions on the use or disclosure of Proprietary Information that is not a trade secret (the restriction on the use or disclosure of which shall be unlimited by time) shall apply for a period of five (5) years after his/her employment with Company ends, which Employee acknowledges is reasonable under the circumstances at the time of execution of this Agreement.

2.	Ownership of Inventions.

2.1.

Assignment and Ownership of Inventions. Employee agrees that all Inventions (as defined below) which Employee makes, conceives, develops, reduces to practice or otherwise creates (in whole or in part, either as an individual or jointly with others) during the Employee’s employment with the Company shall be the sole property of the Company, or any other entity to which the Company assigns such Inventions, to the maximum extent permitted by law, and, to the extent permitted by law, shall be “works made for hire”. The Company shall be the sole owner of all patents, copyrights, trademarks, trade secret rights, and other intellectual property rights and other rights in connection therewith. To the extent any such Inventions are not considered “works made for hire” or otherwise the exclusive intellectual property of the Company, Employee hereby assigns to the Company any and all rights, title, and interest Employee may have or may acquire in such Inventions and all proprietary rights with respect thereto. In addition, Employee hereby waives any and all “moral rights,” including, but not limited to, any right to identification of authorship, right of approval on modifications or limitation on subsequent modifications that Employee may have in respect of any Inventions.

2.2.

Designation. Employee agrees to perform, during and after the employment term, all acts deemed necessary or desirable by the Company to permit and assist the Company, at the Company’s expense, in obtaining and enforcing patents, copyrights, trade secret rights or other rights on such Inventions. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. With respect to any and all matters arising out of or relating to employment with the Company, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of the Employee, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights or other rights thereon with the same legal force and effect as if executed by Employee.

2.3.

“Inventions” means all inventions, developments, concepts, ideas, discoveries, improvements, formulas, works of authorship, designs, trade secrets, technical specifications and technical data, processes, computer programs and software (including without limitation source code and object code), software designs and documentation, algorithms, techniques, schematics, know-how, and show-how, whether or not patentable, made, conceived, developed, reduced to practice, or otherwise created by the Employee, either alone or jointly with others, during the Employee’s employment with the Company.

2.4.

Unassigned or Non-assignable Inventions. Employee recognizes that this Agreement will not be deemed to require assignment of any invention that Employee developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, trade secrets or Proprietary Information, except for those inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by the Employee for the Company or training received by Employee from the Company.

2.5.

Prior Inventions. The following is a complete list of all inventions or improvements created prior to the date of this Agreement to which Employee claims ownership and/or that Employee desires to remove from the operation of this Agreement, and Employee represents and warrants that such list is complete: None.

3.	Non-Competition.

3.1.

Acknowledgement. Employee acknowledges and agrees that the Company is engaged in a highly competitive business and that by virtue of Employee’s position, association and responsibilities with the Company and Employee’s access to Proprietary Information, engaging in any business which is competitive with the Company will cause it great and irreparable harm.

3.2.

Non-Compete Undertaking. Therefore, Employee hereby agrees that, so long as Employee is employed by the Company and for the period of two (2) years after the termination of employment with the Company for any reason, whether voluntarily or involuntarily, (the “Non-Compete Period”), Employee shall not, directly or indirectly, participate in, engage in or prepare to engage in any Competitive Business Activity (as defined below), whether as an individual, employee, consultant, contractor, officer, director, shareholder, partner, member, joint venturer, representative, agent, equity owner, or in any other capacity.

3.3.

“Competitive Business Activity” shall mean (i) activity that is similar in nature to the services the Employee provided to the Company during the last two (2) years preceding the termination of the Employee’s employment with the Company; (ii) activity which utilizes Proprietary Information the Employee acquired during employment with the Company; (iii) controlling (by contract, equity ownership or otherwise), investing in (except as the owner of up to three percent of the securities of any given entity), providing other financial support to (subject to the aforementioned three percent carve-out), participating in, engaging in or consulting for any person or Company in any: clearing business, clearing broker dealer, clearing and reporting technology development, stock loan business, client agency execution services, principal execution services and prime brokerage services, or in any of the following trading strategies “Index Event Trading Strategies,” “Event Driven Arbitrage Trading Strategies,” “Liquidity Based Strategies,” “Mean Reversion/ Relative Value Based Strategies,” “Options Arbitrage Strategies” or “Market Making Strategies” (as such terms are defined below), or in any trade of securities (equity or debt), derivatives, fixed income, cash, currency, or other financial instruments, whether or not the trades are automated using algorithms and/or software, in which the Company was engaged at the time Employee’s employment with the Company terminates, or in which the Company engaged during the two (2) years preceding the termination of Employee’s employment, or in which the Company has, at the time of the termination of the Employee’s employment, plans to engage in and that the Employee was aware of, or possessed Proprietary Information about, at the time of the termination of the employment. “Index Event Trading Strategies” means any strategy that trades any ETF, index, or composite instrument, or their underlying securities, by utilizing predictive models, public information, or private research. “Event Driven Arbitrage Trading Strategies” means any strategy that is driven by catalyst market events, including, but not limited to, corporate actions, mergers and acquisitions, spin-offs, anti-trust or regulatory situations, bankruptcies, or other events generally viewed as or associated with economic indicators. “Liquidity Based Strategies” means any strategy that is driven by relative liquidity or illiquidity events, including, but not limited to, index events, corporate actions, mergers and acquisitions or order imbalances. “Mean Reversion/Relative Value Based Strategies” means any strategy that is driven by deviating price discrepancies between a pair of instruments or securities by utilizing predictive models, public information, or private research. “Options Arbitrage Strategies” means any strategy that is driven by an arbitrage between the underlying security and its associated options. “Market Making Strategies” means any strategy that seeks to capture the spread between the bid and ask price of one or more financial products and to provide liquidity for such financial products. Notwithstanding the foregoing, Employee shall have the right to engage in Competitive Business Activity by serving on the board of directors of a competing business (or taking another active role) or by investing more than three percent (3%) in a competing business, if and to the extent approved in advance, in each instance, by Uriel Cohen or the Executive Chairman of Clear Street.

3.4.

Notice to Company. If Employee accepts any employment or begins a business association or business activity during the Non-Compete Period with any entity, Employee shall promptly advise the Company prior to the commencement of such subsequent employment or association.

3.5.

Non-Compete Payments. The Company will pay the Employee, (a) in the case of either (i) a termination by the Company other than for Cause or (ii) a termination by the Employee for Good Reason, an amount equal to the quotient of Employee’s average annual cash compensation from the immediately preceding two completed calendar years divided by twenty-four (24), (b) in the case of a termination by the Employee other than for Good Reason, (i) for the first six (6) months of the Non-Compete Period, an amount equal to the Employee’s base salary divided by twenty-four (24), (ii) for the next six (6) months of the Non-Compete Period (if any), an amount equal to the greater of (x) $750,000 divided by twenty-four (24) and (y) the Employee’s base salary divided by twenty-four (24) and (iii) for any portion of the Non-Compete Period following such initial 12-month period (if any), an amount equal to the greater of (x) the quotient of Employee’s average annual cash compensation from the immediately preceding two completed calendar years divided by twenty-four (24) and (y) $750,000 divided by twenty-four (24) or (c) in the case of any other termination of the Employee’s employment by the Company or Employee, an amount equal to the Employee’s base salary divided by twenty-four (24), in each case on a semi-monthly basis during any period of time in the Non-Compete Period which the Employee is unemployed as a result of the covenant not to compete following the termination of Employee’s employment with the Company (any and all such payments, the “Non-Compete Payments”). If, for any reason it deems appropriate, the Company determines, in its sole discretion and at any time, to shorten or forgo the Non-Compete Period, the Company will cease to be obligated to make Non-Compete Payments on the date (the “Release Date”) on which the Non-Compete Period terminates and will release Employee from the obligations set forth in this Section 3 effective as of such Release Date, provided that, if the Company enforces the non-competition restrictions in this Section 3 for any period of time, then the Company must provide thirty (30) days notice to the Employee prior to any early termination of the Non-Compete Period.

For these purposes: (A) “Cause” means (I) Employee’s commission of an intentional fraud or reckless misstatement or omission materially affecting the Company or its affiliates, (II) any intentional or reckless act or omission by Employee that it is reasonable to expect would materially injure the reputation, business or business relationships of the Company or any of its affiliates, (III) Employee’s conviction with respect to any felony involving fraud or dishonesty, or Employee’s entry of a plea of nolo contendere with respect to any felony involving fraud or dishonesty, (IV) Employee’s intentional breach of any securities, exchange, or self-regulatory organization’s law, rule or regulation that materially injures the reputation, business, or business relationships of the Company or any of its affiliates, or (V) Employee’s continued neglect, failure or refusal to perform Employee’s duties hereunder or under the Employment Agreement and, if curable, Employee’s failure to cure same within fifteen (15) business days following Employee’s receipt of written notice to remedy the breach so long as the Company provided notice within thirty (30) business days after the Company was made aware of such event, either of its consideration of this event as a possible matter for which it could terminate for Cause or of its intention to terminate for Cause; and (B) “Good Reason” means, without Employee’s consent, (I) a change by the Company in Employee’s duties and responsibilities or an assignment by the Company of duties or responsibilities which are materially inconsistent with Employee’s positions described in Section 2.1 of his Employment Agreement with the Company, dated as of the date hereof (as it may be amended from time to time), (II) a material change in geographic location of the Company where the Employee must perform services for the Company by greater than 100 miles from the current location of the Company, or (III) the material breach by the Company of this Agreement, provided that, notwithstanding anything to the contrary in the foregoing, (x) the Company shall have fifteen (15) business days following receipt of written notice from Employee to remedy the breach and (y) Employee provided notice to the Company of such breach within thirty (30) business days after the Employee first became aware of such event.

3.6.

Assumption of Risk. Employee understands that without the representations and warranties contained in this Section the Company would be required to assume additional risk that would otherwise be reflected in the base salary and/or other payments paid to Employee during Employee’s employment with the Company.

4.

Non-Solicitation and No Hire. Employee acknowledges and agrees that so long as the Employee is employed by the Company and for twenty-four (24) months thereafter, Employee shall not, either individually or on behalf of any other person or entity, directly or indirectly: (1) employ, solicit, induce, hire, offer to hire, or otherwise interfere with the employment or association of any current or former (within the prior twenty-four (24) months) director, member, officer or employee of the Company or its affiliates, or (2) induce, or attempt to induce, any current or former (within the prior twenty-four (24) months) company investor, consultant or supplier to alter, limit or end its business dealings or relationship with the Company or any of its affiliates; or (3) induce, or attempt to induce, any current or former (within the prior twenty-four (24) months) consultant or supplier of the Company to alter their relationship with, or to cease providing services for, the Company or any of its affiliates.

5.

Non-Disparagement. Employee hereby agrees that during the course of employment and following the termination of employment with the Company for any reason, Employee shall not publish or make any negative or critical statement, whether written or oral, which is likely to adversely affect or otherwise malign the business or reputation of the Company or any of its affiliates, any of their respective members, officers, directors or employees, or third parties with whom the Company conducts business.

6.

Remedies. Employee agrees and acknowledges that the foregoing restrictions and the duration thereof as set forth in this Agreement are reasonable and necessary for the protection of the Proprietary Information, business and goodwill of the Company and its affiliates. In the event that Employee shall breach any of the provisions of this Agreement, in addition to and without limiting or waiving any other remedies available to the Company, at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Agreement. Recognizing the severity of the harm which could accrue to the Company or its affiliates, Employee agrees that monetary damages alone would not sufficiently protect the Company or its affiliates, and thus Employee will not oppose injunctive relief on that basis.

7.

Enforcement. Employee consents to the Company’s enforcement of the provisions of this Agreement on behalf of the Company’s managers, members, officers or partners, and those of its affiliates. Employee hereby expressly waives any objection Employee may have to the standing or capacity of the company to enforce the provisions of this Agreement.

8.

Reasonableness of Restrictions. Employee acknowledges that the restrictions contained in this Agreement are reasonable, proper and necessitated by the Company’s legitimate business interests. The Employee represents and agrees that the Employee is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it. In the event that a court finds this Agreement, or any of its restriction, to be ambiguous, unenforceable, or invalid, the parties hereto agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law.

9.

Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law principles. Any dispute among Employee and the Company which cannot be amicably settled and is a dispute that arises out of the Company’s securities business activities shall be submitted for binding arbitration in accordance with the rules of FINRA. All other disputes which do not arise out of the Company’s securities business activities shall be submitted for binding arbitration administered by the American Arbitration Association (AAA), unless the dispute is required to be submitted to FINRA. Arbitration shall be the exclusive dispute resolution process, although, this shall in no way limit the company from obtaining immediate injunctive relief pursuant to the Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation and Non-Disparagement Agreement. Nor does this Section limit Employee’s ability to file any regulatory charge against the Company. Any party may commence arbitration by sending a written demand for arbitration to the other parties. Such demand shall set forth the nature of the matter to be resolved by arbitration. The parties shall share equally all costs of arbitration. All decisions of the arbitrator shall be final, binding, and conclusive on all parties. Judgment may be entered upon any such decision in accordance with applicable law in any court having jurisdiction thereof.

10.

Survival. The provisions of this Agreement shall survive the termination of the Employee’s employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or their assignee.

11.	Modifications. No modifications or amendments to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by both parties.

12.

Assignment. This Agreement may be assigned by the Company without further notice to Employee and shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement may not be assigned by the Employee.

[EXHIBIT A SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have entered this Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation and Non-Disparagement Agreement as of the date first written above.

CLEAR STREET MANAGEMENT LLC		EMPLOYEE:

By:	/s/ Elli Ausubel	By:	/s/ Chris Pento
	Name: Elli Ausubel Title: Treasurer and Secretary Date: August 8, 2022		Name: Chris Pento Date: August 8, 2022

[Signature page to Exhibit A to Amended and Restated Employment Agreement]